Exhibit 99.1

      Primus Confirms Year to Date Revenue Growth of 29% Compared to 2003

     Operating Expenses Decrease 16% Sequentially From First Quarter 2004


    SEATTLE, Aug. 4 /PRNewswire-FirstCall/ -- Primus Knowledge Solutions, Inc. (Nasdaq: PKSI) today announced financial results for the quarter ended
June 30, 2004, consistent with preliminary financial results presented on July 8, 2004.

    Revenue for the second quarter ended June 30, 2004 was approximately
$5.8 million, an increase of 55% compared to $3.7 million for the second quarter of 2003. Total operating expenses for the second quarter of 2004 were approximately $5.9 million compared to $5.1 million for the second quarter of 2003 and $7.0 million in the first quarter of 2004. Net loss for the second quarter of 2004 was approximately $2.1 million or ($0.09) per share, compared to net loss of $2.7 million or ($0.14) per share for the second quarter of 2003 and $3.0 million or ($0.13) per share in the first quarter of 2004.

    During the second quarter of 2004, revenue from sales to one customer represented approximately 22% of total revenue. The enterprise license agreement with this customer did not result in an increase in cash or receivables during the period, as the customer chose to use funds on deposit against the amount due. Revenue for the six months ended June 30, 2004 was approximately $11.8 million, an increase of 29% compared to $9.2 million for the same period of 2003. Total operating expenses for the six months ended June 30, 2004 were approximately $12.9 million (including a restructuring charge of $461,000) compared to $10.5 million for the same period of 2003.
Net loss for the six months ended June 30, 2004 was approximately $5.1 million or ($0.22) per share, compared to a net loss of $3.8 million, or ($0.20) per share for the same period of 2003.

    As of June 30, 2004, Primus had cash of approximately $8.3 million compared to $11.8 million at March 31, 2004.

    "We are pleased with our 29% year over year revenue growth for the first six months of 2004, as well as our 16% reduction in operating costs compared to last quarter," said Michael Brochu, president and chief executive officer of Primus. "With the recent release of our new product set, Knowledge Center 6.0, and the addition of Bill Moore as executive vice president of worldwide sales and services, we enter the second half of the year with solid momentum."


    Corporate Conference Call

    Michael Brochu, president and chief executive officer, and Ron Stevens, chief financial officer, invite you to participate in a conference call reviewing complete second quarter 2004 results today at 2:00 p.m. PDT.

    The conference call number is 800-374-1745. Please call five minutes in advance to ensure that you are connected prior to the presentation. A playback of the call will be made available for one week, two hours after the completion of the call and the call will also be available for playback via Primus' website at www.primus.com. Playback call numbers are 800-642-1687 for domestic calls and 706-645-9291 for international calls. The pass code for the playback is 8670824.


    About Primus

    Primus Knowledge Solutions develops award-winning software that enables companies to provide a superior customer experience via contact centers, help desks, Web self-service, and electronic communication channels. Primus technology powers every interaction with knowledge to increase customer satisfaction and reduce operational costs. Primus continues to receive industry accolades for its robust product suite. In 2003, Primus received the STAR Award for "Best Support Technology Vendor" from the Service & Support Professionals Association (SSPA), was recognized for its trend-setting products and named one of the "100 Companies that Matter in Knowledge Management" by KMWorld magazine, and received the CRM Excellence Award from the editors of Customer Interaction Solutions magazine. Global organizations such as 3Com, Allied Irish Bank, The Boeing Company, CompuCom, Eastman Kodak Co., EMC, Ericsson, Inc., Fujitsu Limited, Inc., IBM, HSBC, Orange, Motorola and T-Mobile rely on Primus technology to enhance their customer service and support initiatives. Visit www.primus.com for more information.


    NOTE: Primus and Primus Knowledge Solutions are registered trademarks of Primus Knowledge Solutions, Inc. Other products and company names mentioned in this press release may be the trademarks of their respective owners.


    Any statements, expectations and assumptions contained in this press release that do not describe historical facts, such as statements about anticipated future financial results, such as anticipated revenues, cash flows and operating results, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There is no guarantee that these results will actually occur. Any forward-looking statements contained in this release are based on current expectations, are not guarantees of future performance, and are subject to a number of risks and uncertainties. Factors that could cause actual results to differ materially from current expectations include the following: difficulties encountered in the integration of personnel and products from recent acquisitions; difficulties encountered in the integration, deployment, or implementation of our products and customer's systems; failure in customer's widespread adoption and use of our products; quality of customer's databases of solutions; fluctuations in customer demand; use of the Web as a delivery vehicle for customer support or eCRM solutions; risk resulting from new product introductions and customer acceptance of new products; rapid technological change; the risks associated with competition, pricing policies and the rapid consolidation of competitors; continued growth in the use of the Internet; the ability of Primus to manage its growth and integration efforts and the ability of Primus to compete successfully in the future, as well as other risks identified in Primus' Securities and Exchange Commission filings, including but not limited to those appearing under the caption "Factors Affecting our Future Operating Results" in Primus' most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at www.sec.gov.


    CONTACT:  Primus Investor Relations, +1-206-834-8341, or
Investor.relations@primus.com, or Primus Public Relations, +1-206-834-8325, or ktreat@primus.com.



                       Primus Knowledge Solutions, Inc.
               Unaudited Condensed Consolidated Balance Sheets
                                (In thousands)


                                                    June 30,   December 31,
                                                      2004           2003


    Assets
    Current assets:
      Cash and cash equivalents                       $8,335        $12,154
      Accounts receivable, net                         2,730          5,475
      Prepaids and other assets                          827          1,001
    Total current assets                              11,892         18,630

      Property and equipment, net                      1,166          1,415
       Goodwill                                       11,841         11,785
      Other intangible assets, net                     3,075          3,608
      Deposits and other assets                          225            225
    Total assets                                     $28,199        $35,663


    Liabilities and Shareholders' Equity
    Current liabilities:
      Accounts payable                                $2,028         $2,555
      Accrued and other liabilities                    1,457          2,170
      Compensation-related accruals                      980          1,733
      Obligations due under credit facility              349            395
      Deferred revenue                                 7,230          8,797
    Total current liabilities                         12,044         15,650


    Total shareholders' equity                        16,155         20,013

    Total liabilities and shareholders' equity       $28,199        $35,663


                       Primus Knowledge Solutions, Inc.
          Unaudited Condensed Consolidated Statements of Operations
              (In thousands, except share and per share amounts)


                              Three Months Ended          Six Months Ended
                                   June 30,                   June 30
                              2004         2003         2004         2003
    Revenue:
      License               $1,517         $466       $3,170       $2,841
      Service                4,238        3,251        8,659        6,364
    Total revenue            5,755        3,717       11,829        9,205

    Cost of revenue:
      License                  134           57          366          154
      Service                1,431        1,242        2,946        2,381
      Amortization of
       purchased intangibles   374           --          587           --

    Total cost of revenue    1,939        1,299        3,899        2,535

    Gross profit             3,816        2,418        7,930        6,670

    Operating expenses:
      Sales and marketing    2,307        2,527        5,207        5,125
      Research and
       development           2,135        1,874        4,487        3,690
      General and
       administrative        1,469          702        2,766        1,675
      Restructuring charges     --           --          461           --
    Total operating expenses 5,911        5,103       12,921       10,490

    Loss from operations   (2,095)      (2,685)      (4,991)      (3,820)
    Other income
     (expense), net              2           12         (24)           67

    Loss before income
     taxes                 (2,093)      (2,673)      (5,015)      (3,753)
    Income tax expense        (24)         (31)         (66)         (81)

    Net loss              $(2,117)     $(2,704)     $(5,081)     $(3,834)

    Basic and diluted
     net loss per
      Share amounts        $(0.09)      $(0.14)      $(0.22)      $(0.20)

    Weighted average
     shares used in
     computing basic
     and diluted net
     loss per share
     amounts            23,766,889   19,053,898   23,488,281   19,053,860





SOURCE  Primus Knowledge Solutions, Inc.
    -0-                             08/04/2004
    /CONTACT:  Primus Investor Relations, +1-206-834-8341, or
Investor.relations@primus.com, or Primus Public Relations, +1-206-834-8325, or ktreat@primus.com/
    /Web site:  http://www.primus.com /
    (PKSI)

CO:  Primus Knowledge Solutions, Inc.
ST:  Washington
IN:  CPR STW
SU:  ERN CCA